EXHIBIT 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.09 PER SHARE

Fourth Quarter Dividend Is 18% Higher Than Previous Quarterly Rate and Represents Fifth Cash
Dividend Increase Since September 2003

DURANGO, Colorado (February 24, 2005) — Rocky Mountain Chocolate Factory, Inc. (Nasdaq/NMS: RMCF, (the Company) which franchises gourmet chocolate and confection stores and manufactures premium chocolates and other confectionery products, today announced that its Board of Directors has declared a fourth quarter cash dividend of $0.09 cents per common share outstanding. The cash dividend will be payable March 16, 2005 to shareholders of record at the close of business March 11, 2005.

“After taking into account the recently announced 5 percent stock dividend (payable March 10, 2005 to shareholders of record February 28, 2005), the $0.09 per share cash dividend for the fourth quarter of Fiscal 2005 represents an 18% increase over the adjusted $0.076 third quarter cash dividend,” stated Bryan J. Merryman, Chief Operating Officer of Rocky Mountain Chocolate Factory, Inc. “This is the fifth time we have raised our quarterly cash dividend since the payment of our initial cash dividend of $0.043 per share (adjusted for stock splits and stock dividends) in September 2003. Future dividend increases will be considered when justified by operating results after evaluating our future cash needs.”

This press release contains forward-looking information that involves risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554